Exhibit 5.h

Homburger Rechtsanwälte

Weinbergstrasse 56 | 58

CH-8006 Zürich

Postfach 338 | CH-8035

Zürich

Telefon +41 43 222 10 00

Fax +41 43 222 15 00

lawyers@homburger.ch

September 3, 2003

Crown Cork AG

Römerstrasse 83

4153 Reinach BL

Crown Obrist AG

Römerstrasse 83

4153 Reinach BL

BMW-Vogel AG

Industriestrasse 37

4147 Aesch BL

September 3, 2003 DADP | ZOD | LUG | ELM

306196 | ZOD | 000151.doc

Crown Cork AG | Crown Obrist AG | BMW-Vogel AG

Dear Sirs:

We have acted as special Swiss counsel to Crown Cork AG, Crown Obrist AG and BMW-Vogel AG (together, the Companies, and each, a Company) in connection with

(a)	the Indenture dated as of February 26, 2003 between Crown European Holdings SA (Crown), the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee (the Second Priority Notes Indenture);

(b)	the guarantees dated as of February 26, 2003 by the Guarantors provided for in, and attached as Exhibit G to, the Second Priority Notes Indenture (the Second Priority Notes Indenture Guarantees);

(c)	the Indenture dated as of February 26, 2003 between Crown, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee (the Third Priority Notes Indenture, and together with the Second Priority Notes Indenture the Indentures);

(d)	the guarantees dated as of February 26, 2003 by the Guarantors provided for in, and attached as Exhibit G to, the Third Priority Notes Indenture (the Third Priority Notes Indenture Guarantees, and together with the Second Priority Notes Indenture Guarantees the Guarantees); and

(e)	the Registration Statement on Form S-4, originally filed on May 23, 2003 with the Securities and Exchange Commission under the Securities Act of 1933 (the Registration Statement).

We have been asked to render an opinion on certain matters of Swiss law relating to the Second and Third Priority Notes Indenture Guarantees listed above.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

I.	Documents received and reviewed

For the purpose of this opinion, we have only examined copies of the following documents:

(i)	a copy of the executed Second Priority Notes Indentures;

(ii)	a copy of the executed Third Priority Notes Indenture;

(iii)	a copy of the executed Second Priority Notes Indenture Guarantees;

(iv)	a copy of the executed Third Priority Notes Indenture Guarantees;

(v)	a copy of the articles of association of Crown Cork AG in their version of February 24, 2003 certified by the commercial register of the Canton of Basle-Landschaft as of June 5, 2003; a copy of the articles of association of Crown Obrist AG in their version of February 24, 2003 certified by the commercial register of the Canton of Basle-Landschaft as of June 5, 2003; and a copy of the articles of association of BMW-Vogel AG in their version of February 24, 2003 certified by the commercial register of the Canton of Basle-Landschaft as of June 5, 2003;

(vi)	a certified excerpt from the commercial register of the Canton of Basle-Landschaft relating to Crown Cork AG dated June 5, 2003; a certified excerpt from the commercial register of the Canton of Basle-Landschaft relating to Crown Obrist AG dated June 5, 2003; and a certified excerpt from the commercial register of the Canton of Basle-Landschaft relating to BMW-Vogel AG dated June 5, 2003; and

(vii)	a copy of the resolutions of the board of directors of Crown Cork AG dated February 21, 2003; a copy of the resolutions of the shareholders’ meeting of Crown Cork AG held on February 24, 2003; a copy of the resolutions of the board of directors of Crown Obrist AG dated February 20, 2002; a copy of the resolutions of the shareholders’ meeting of Crown Obrist AG held on February 24, 2002; a copy of the resolutions of the board of directors of BMW-Vogel AG dated February 24, 2002; and a copy of the resolutions of the shareholders’ meeting of BMW-Vogel AG held on February 24, 2002.

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, our opinion is confined to the above documents and their legal implications on the Companies under Swiss law.

II.	Assumptions

In rendering the opinions below, we have assumed the following:

(a)	all documents purporting to be copies of originals are complete and conform to the originals;

(b)	the signatures appearing on any of the Agreements or any power of attorney relating thereto are genuine;

(c)	the Agreements have been duly signed in the form as reviewed by us;

(d)	all factual representations and warranties made by any one of the parties (including the Companies) in any of the Agreements are true and accurate in all respects;

(e)	all statements made to us by or on behalf of any directors or officers of any of the Companies are complete, correct and not misleading, and can be relied on in all material respects.

III.	Opinion

Based upon the foregoing assumptions and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	Each Company is a corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland, with the power and authority to execute, deliver and perform the Indentures and the Guarantees.

2.	The execution, delivery and performance of Indentures and the Guarantees is within the corporate power of each of the Companies and has been duly authorized by all necessary corporate actions of each Company.

3.	The Companies have duly executed the Indentures and the Guarantees.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(i)	We are members of the Zurich Bar and do not hold ourselves to be experts in any laws other than the laws of Switzerland. Accordingly, we shall confine our opinion to Swiss law only as currently interpreted in Switzerland. We have abstained from examining any issues of the laws of any other jurisdiction.

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention. This opinion may be relied upon by the addressees thereof and may not be used, copied, circulated or relied upon for any other purpose without our prior written consent.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” the reference to our firm in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

HOMBURGER RECHTSANWÄLTE

Dr. Daniel Daeniker

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